October 15 , 2013 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. XXX - XXXXXX October 15 , 2013

Forward-Looking Statements

This presentation includes statements that are, or may be deemed, ''forward-looking statements.'' In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately," potential" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the ADHD patient market size and market issuance of patents by the U.S. PTO and other governmental patent agencies adoption of MG01CI by physicians and patients, the timing and cost of clinical trials plans for MG01CI or whether such trials will be conducted at all, completion and receiving favorable results of future clinical trials for MG01CI, the development and approval of the use of MG01CI for additional indications such as Fragile X Syndrome or in combination therapy, the use of the proceeds from this offering, FDA approval of, or other regulatory action with respect to, MG01CI, the timing, cost or other aspects of the commercial launch of MG01CI and the commercial launch and future sales of MG01CI or any other future products or product candidates. In addition, historic results of scientific research do not guarantee that the conclusions of future research would not suggest different conclusions or that historic results referred to in this press release would be interpreted differently in light of additional research. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in our Registration Statement on Form F-1 filed with the Securities and Exchange Commission on October 15, 2013 (the "Registration Statement"). In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation.

You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

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3 Free Writing Prospectus Statement This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of th e information that you should consider before investing. We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation rela tes . The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (incl udi ng the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. Yo u m ay get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, dated October 15 , 2013 , is available on the SEC Web site at [______________________________________]. Alternatively, we or any underwriter participating in the offering wil l arrange to send you the prospectus if you contact Stifel , Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700 , San Francisco, California 94104 , by calling (415) 364 - 2720 or by emailing SyndicateOps@stifel.com ; or Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18 th Floor, New York, NY 10019 , telephone: 212 - 813 - 1010 , e - mail: prospectus@aegiscap.com .

$ 30 , 000 , 000 Stifel, Aegis Capital Corp. 15 % Issuer Deal Size NASDAQ Capital Market / ADHD Overallotment Clinical development of MG 01 CI for Fragile X Syndrome and pediatric ADHD, working c apital & g eneral c orporate p urposes Use of Proceeds Exchange/Ticker Book - Runners Offering Summary Alcobra Ltd. 4

Yaron Daniely, PhD MBA – Chief Executive Officer – Joined Alcobra in 2010 as CEO and director – Previously CEO of NanoCyte Inc, and VP Business Development of Gamida Cell Ltd – PhD from NYU School of Medicine, MBA from the Technion Jonathan Rubin, MD, MBA – Chief Medical Officer – Joined Alcobra in August 2013 as CMO – Formerly Medical Director in Global Medical Affairs supporting multiple products within the ADHD portfolio, Shire Plc – MD from the University of Connecticut, pediatric residency at Albert Einstein/ Montefiore , Ambulatory Pediatric fellowship at Boston Children’s Hospital, MBA from Columbia Business School Udi Gilboa – CFO & Co - Founder – Co - founded Alcobra in 2008 and has served as CFO/CAO since its inception – Founder and managing partner of Top - Notch Capital, a prominent Israeli life sciences investment bank – BA and MBA from Tel Aviv University Hanna Ron, MSc – SVP, Non - Clinical Development – Joined Alcobra in 2011 as manager, Non - Clinical Development – Over 26 years of experience in the pharmaceutical industry as an expert in chemistry, manufacturing and controls – Previously VP Chemistry, Manufacturing and Controls at NASDAQ:BLRX Board of Directors Aharon Schwartz, PhD Chairman VP Innovative Ventures, TEVA (former) Howard B. Rosen, MBA VP Commercial Strategy, Gilead (former) Daniel Geffken, MBA CFO, Transkaryotic Therapies (Former) Hadas Gelander, PhD Ori Mor, MBA Dalia Megiddo, MD Udi Gilboa, MBA Yaron Daniely, PhD MBA Management 5

• E merging clinical - stage biopharmaceutical company founded in 2008 and headquartered in Tel Aviv, Israel • Completed IPO on May 21 , 2013 , raising approximately $ 25 million at $ 8 /share; 11 M shares O/S , 12 M F/D post - IPO • P rimarily focused on the development and commercialization of a proprietary drug, MG 01 CI, to treat Cognitive Dysfunctions • MG 01 CI addresses significant market opportunities – A rapidly effective , non - stimulant with a differentiated mechanism of action for ADHD – Possibility to leverage clinical effects on executive functions in other major indications in cognitive impairment such as Fragile X Syndrome, a rare neurogenetic disorder associated with Autism Introduction to Alcobra Ltd. 6

Attention deficit - hyperactivity disorder ( ADHD ) is a neurobehavioral disorder characterized by difficulty in maintaining attention, as well as hyperactivity and impulsive behavior. Definition of ADHD Inattention Hyperactivity Impulsivity 7

• Affects 8 - 10 % of school - aged children and about 4 - 5 % of the adult population • US market valued at US$ 3.8 bn (accounting for 90 % of the global ADHD market) – US Market forecast to grow at a CAGR of 7.3 % per annum and reach US$ 6.3 billion by 2018 • Growth Drivers: – Increased disease recognition and awareness in the US (using the DSM V diagnostic criteria) , Europe (with entry of new drugs) and ROW – Increasing pharmacotherapy adoption rates in children and adolescents in the US Percent of all children aged 4 - 17 years currently taking medication for ADHD by state: United States, 2007 http://www.cdc.gov/ncbddd/adhd/medicated.html ADHD – Large & Underpenetrated Market 8

Healthcare System 50 % in bike accidents (1) 33 % in ER visits (2) 2 - 4 x more motor vehicle crashes ( 3 - 5 ) School and Occupation 46 % Expelled (6) 35 % Drop Out (6) Lower Occupational Status (7) Patient Criminal activity Incarceration Society Substance Use Disorders: 2 x Risk (8) Earlier Onset (9) Less Likely to Quit in Adulthood (10) Family 3 - 5 x Parental Divorce or Separation ( 11 , 12 ) 2 - 4 x Sibling Fights (13) Employer Parental Absenteeism (14) And Lower Productivity (15) (1) DiScala et al., 1998 (2) Cuffe et al., 2009 (3) NHTSA, 1997 (4) Cox et al., 2006 : (5) Kieling et al., 2011 (6) Loe & Feldman, 2007 (7) Galera et al., 2012 (8) Molina et al., 2012 (9) Joss et al., 2012 (10) Wilens et al., 1995 (11) Schermerhorn et al., 2012 (12) Wymbs , 2008 (13) Mash & Johnston, 1983 (14) Kupper et al., 2012 (15) Kleinman et al., 2009 Impact of Untreated / Undertreated ADHD 9

Types of Marketed ADHD Treatments Strong Effect Rapid Onset Scheduled Substance Significant Side Effects Titration required Psychostimulants Ritalin, Concerta , Adderall , Vyvanse Non - Scheduled Weak Effect Delayed onset Significant Side Effects Titration required Non - stimulants Strattera , Intuniv , Kapvay 10

Brand (launch) Generic Name Owner Class Peak Sales US$m Vyvanse (2008) Lisdexamfetamine Shire ($2.6B M&A) Stimulant 1,635 (2016E) Concerta (2000) Methylphenidate J&J Stimulant 1,326 (2009) Adderall XR (2001) Amphetamine Shire Stimulant 1,102 (2008) Strattera (2002) Atomoxetine Eli Lilly Non - Stimulant 667 (2004) ADHD – Principal Medications 11

MG 01 CI • MG 01 CI contains Pyridoxine Pyroglutamate salt (Metadoxine) • MG 01 CI is a proprietary dual - release formulation of Metadoxine Metadoxine Safety • Metadoxine is available (since the 1980 ’s) in immediate release forms for acute treatment of Alcohol Intoxication and chronic treatment of Alcoholic Liver Disease (ALD) in a few countries (Italy, Portugal, Hungary, Russia, India, China, Mexico and Thailand) • In 30 years of product availability no published safety/tolerability issues to our knowledge • Papers reporting on treatment with Metadoxine at ~ 1500 mg levels demonstrate safety and tolerability (1) (1) Caballeria et al (J Hep, 1998 ) – n= 69 , 3 months, 1500 mg Cacciatore et al ( Clin Trial J, 1988 ) – n= 30 , 300 mg IM twice daily for 30 days, then 500 mg tablet 3 times a day for 5 months ( 6 months – 1500 mg) Bono et al ( Int J Clin Pharm Res, 1991 ) – n= 20 , 900 mg IV twice daily ( 10 days - 1800 mg) About MG 01 CI 12

Over 30 submitted patents globally may provide multiple layers of protection to 2030 and beyond: • Protection of Extended Release/Slow Release formulations of Metadoxine – US PATENT # 8 , 476 , 304 ISSUED JULY 2013 • Protection of use of any Metadoxine for cognitive disorders and impairments (Important for possible extended indications of Metadoxine) • Protection of new Metadoxine derivatives • Protection of combination therapies containing Metadoxine • Protection of Metadoxine manufacturing process CONFIDENTIAL Intellectual Property 13

In the ADHD brain, low neurotransmitters levels are modulated by either stimulants or non stimulants Serotonin Norepinephrine Dopamine ADHD – Underlying Pharmacology Stimulants Non - Stimulants Improvement in ADHD is thought to occur via increased levels of catecholamines , which could lead to elevation of cAMP , PI 3 K/ Akt and ERK signaling pathways 14

Metadoxine Proposed MOA A series of pre - clinical studies conducted by global CROs for Alcobra indicated: In contrast to approved ADHD pharmacotherapies : » Metadoxine shows no effect on monoamines levels (DA, NE and 5 - HT) in a microdialysis study and no effect on in vivo metabolites in a 1 H - MRS imaging study . » Metadoxine shows no binding to DA, NE or 5 - HT transporters in vitro . BUT : » Metadoxine ( 0 . 5 mg/ml) binds to the serotonin 5 - HT 2 B receptor , and behaves as an antagonist at that receptor . » Metadoxine normalizes in a dose - dependent manner several biochemical markers of neuronal signaling and oxidative stress : » Significantly reduces hyperactivation of ERK and AKT » Significantly increases GST levels » Does not affect cAMP /PKA pathway Metadoxine does not induce such effects in WT mice . » Metadoxine displays a dose - dependent, reversible reduction in glutamatergic excitatory transmission and enhancement of GABAergic inhibitory transmission via pre - synaptic modulations in striatal medium spiny neurons . 15

Metadoxine Proposed MOA Akt activity Stimulants Extracellular Dopamine D 1 /D 2 Receptors ERK activity Abuse Liability? Reduced glutamateric transmission Enhanced GABAergic transmission Learning and memory/cognitive regulation Improved attention ERK activity Metadoxine 5 - HT 2 B receptor Reduced glutamatergic transmission Enhanced GABAergic transmission Learning and memory/cognitive regulation Improved attention 16

• Adult, Israeli study ( Geha MHC & Rambam MC) • n = 120 • Design: 6 week randomized, double - blinded parallel comparison 1400 mg MG 01 CI vs. Placebo Primary Endpoint • Prompted CAARS - INV Secondary Endpoints: • Adult ADHD QoL ( AAQoL ) • TOVA Exploratory Endpoints: • Rate of AE’s • Discontinuation Rates Screening Period 2 Weeks Treatment Period (Double Blind, Placebo Controlled) 6 Weeks Follow - up Period 2 Weeks V 1 Day 14 V 2 Day 0 V 3 Day 7 V 4 Day 14 V 5 Day 28 V 6 Day 42 V 7 Day 56 Metadoxine 1400 mg Matching Placebo Screening Randomisation Termination Follow - up MG 01 CI Phase llb – Study Design 17

• Lenard A Adler, MD , Professor of Psychiatry and Child and Adolescent Psychiatry, New York University Langone Medical Center – Chair • Richard Weisler, MD , Adjunct Professor of Psychiatry at the University of NC at Chapel Hill, Adjunct Associate Professor of Psychiatry at Duke University Medical Center, Raleigh, NC • Stephen V Faraone, PhD , Professor of Psychiatry and Behavioral Sciences, State University of New York Upstate • Thomas J Spencer, MD , Associate Professor of Psychiatry, Assistant Director, Pediatric Psychopharmacology Unit, Mass General Hospital • Jeffrey Newcorn, MD , Professor of Psychiatry, Mount Sinai Hospital • Mark A Stein, PhD , Professor, Dept of Psychiatry and Pediatrics, University of Illinois at Chicago • Betsy Busch, MD , Associate Clinical Professor of Pediatrics at the Tufts University School of Medicine • Anthony L Rostain , MD , Professor of Psychiatry and Pediatrics, University of Pennsylvania School of Medicine • Phillip Asherson , MB,BS, MRCPsych , PhD , Professor of Molecular Psychiatry at the MRC Social, Genetic and Developmental Psychiatry centre at the Institute of Psychiatry, King’s College London • Iris Manor, MD , Associate Professor of Psychiatry, Director of the ADHD Unit, Geha Mental Health Center Advisory Board 18

Baseline 1 week 2 weeks 4 weeks 6 weeks Placebo 0 -8.54 -10.1 -10.1 -8.9 MG01CI 0 -11.4 -12.7 -12.7 -12.5 (16) (14) (12) (10) (8) (6) (4) (2) 0 2 CAARS Score Change from Baseline • Statistically Significant Differences Between MG 01 CI and Placebo Starting Week 2 : Primary Endpoint Analysis Wilcoxon rank test analysis: p< 0.016 Median difference at 6 weeks: 4.0 Effect Size: 0.4 CAARS TOTAL SCORE (n= 113 ) Wilcoxon rank test analysis: p< 0.05 Median difference at 6 weeks: 10.0 Effect Size: 0.9 CAARS TOTAL SCORE (n= 48 ) – PI - ADHD Only 0 5 10 15 20 25 30 35 40 0 1 2 3 4 5 6 7 MG 01 CI Phase llb - Efficacy 19 CAARS Score

• Statistically Significant Differences Between MG 01 CI and Placebo Starting Week 2 : Response Rate Analysis Placebo MG01CI Placebo MG01CI 55% 34% 43 24 P= 0.03 P=. 04 CAARS ≥ 25 % Response CAARS ≥ 40 % Response MG 01 CI Phase llb - Efficacy All patients (n= 113 ) 56.14% 35.71% 43.86 25.00 CAARS ≥ 25 % Response CAARS ≥ 40 % Response 36% 65.2 % Inattentive+placebo Inattentive +MG01CI p= 0.043 12% 56.5 % Inattentive+placebo Inattentive +MG01CI p= 0.0011 PI - ADHD patients (n= 48 ) 20

• Statistically Significant Differences Between MG 01 CI and Placebo Starting at Week 2 : Secondary Endpoint Analyses – TOVA and AAQOL (n= 113 ) Baseline 1 week 2 weeks 4 weeks 6 weeks Placebo -7.3 -5 -4.6 -3.9 -4.2 MG01CI -6.6 -3.5 -2.5 -2.1 -1.8 -9 -8 -7 -6 -5 -4 -3 -2 -1 0 TOVA ADHD SCORE ANOVA T - Test (with adjustments for gender, site, age and baseline scores): p< 0.05 (Week 2 +) Baseline 1 week 2 weeks 4 weeks 6 weeks Placebo 0 7.1 7.4 6.9 5.7 MG01CI 0 8.4 9.6 9.1 10.9 (2) 0 2 4 6 8 10 12 14 AAQoL Score – change from baseline ANOVA T - Test (with adjustments for gender, site and age scores ): p< 0.05 (Week 6 ) MG 01 CI Phase llb - Efficacy 21

• No SAE’s related to Study Drug • No significant change from Placebo in AE profile, with possible exception of Nausea ( 17%) and Initial Insomnia ( 5%) • No statistically significant changes in cardiac function (HR, BP) • No effect on appetite, mood • No other changes (ECGs, C - SSRS, CBC, Chem , Urinalysis) Brand Generic Name Class Common Side Effects Vyvanse Lisdexamfetamine Stimulant Appetite Suppression; Growth Retardation; Mood Disorders; Tics; Cardiovascular effects; Sexual Dysfunction Concerta Methylphenidate Stimulant Adderall XR Amphetamine Stimulant Strattera Atomoxetine Non - Stimulant Most of the above plus suicidality ; liver toxicities MG 01 CI Phase llb – Safety Outcomes 22

Overall findings: • Significant effect size; particularly large on Inattentive patients • Response rate higher than other non - stimulants • Response is more rapid then available non - stimulants • Tolerability appears superior to all approved drugs • The absence of cardiovascular effects (seen with existing ADHD drugs) is highly meaningful • Lack of a need for dose titration is advantageous Alcobra’s Phase llb 23 Represents The Best Of Both Worlds: A Non - Stimulant With Stimulant - Like Efficacy

• Continue discussions with the U.S. FDA to seek approval, via an IND Application submission – Conduct a Phase III clinical trial in the United States for the use of MGO 1 CI to treat ADHD in adults. – Conduct one additional clinical trial in order to submit an NDA to the FDA for adult use. • In addition to the ongoing work in adult ADHD, the Company now plans to complete the necessary work and conduct clinical trials in children with ADHD – One Phase I/II dose escalation study to determine effective dose – One subsequent Phase III trial required for approval MG 01 CI – Next Steps 24

MG 01 CI – Significant Upside in Fragile X • A rare neurogenetic disorder caused by loss of FMR 1 protein • Most common known genetic cause of autism • Most common inherited form of intellectual disability • Occurs in 1 : 4 , 000 males; 1 : 8 , 000 females • No FDA approved therapies to date 25

MG 01 CI – Significant Upside in Fragile X • In a well - validated animal model for Fragile X, Metadoxine showed (in a dose - linear way): – Significant improvements in working memory and learning – Significant improvements in social interaction – Significant changes in biomarkers including pAkt , pERK and GST (but not cAMP /PKA) Data presented at 2013 FRAXA conference; poster available on company website 26 0 5 10 15 20 25 30 35 WT-vehicle KO-vehicle WT-Metadoxine KO-Metadoxine 100 mg/kg KO-Metadoxine 150 mg/kg KO-Metadoxine 200 mg/kg Freezing in % of 5 min * ** ** * p< 0.05 ** p< 0.01 Ns - non significant * ns ns ontextualizing Fear Conditioning: Test of memory and C learning

MG 01 CI – Significant Upside in Fragile X • Company intends to launch Phase IIb studies in adults and children with Fragile X in 2014 • Company to proceed to pivotal studies in adults and children with Fragile X in 2015 • Company submitted request for Orphan Drug Designation • Unique formulation/dosing possible 27

• The company is engaging in new clinical development activities in order to create new value drivers beyond the adult ADHD opportunity (which is fully funded by our May 2013 IPO proceeds) 1. Completing Phase II studies in adults and children with Fragile X, followed by Phase III studies for NDA estimated at $ 14 M 2. Completing a Phase I/II dose escalation study in children with ADHD, followed by a Phase III study for NDA estimated at $ 10 M 3. The remainder will be used for working capital and general corporate purposes. Use of Proceeds 28

11.1 MM Shares Outstanding* 1.1 MM Options and Warrant Outstanding* $ 21.47 Share Price (NASDAQCM: ADHD)** $ 238.9 MM Market Cap** $ 21.6 MM Cash and Cash Equivalents*** Capitalization 29 *As of period ended October 1 , 2013 **October 14 , 2013 ***As of period ending June 30 , 2013

11.1 MM Shares Outstanding* 1.1 MM Options and Warrant Outstanding* $ 22.16 Share Price (NASDAQCM: ADHD)** $ 246.6 MM Market Cap** $ 21.6 MM Cash and Cash Equivalents*** Capitalization 29 *As of period ended October 1 , 2013 **October 11 , 201 3 ***As of period ending June 30 , 2013

• MG 01 CI addresses a significant market opportunity in the ADHD market – An rapidly effective non - stimulant with a differentiated mechanism of action and superior tolerability • Significant pre - clinical findings suggest an opportunity for MG 01 CI development in Fragile X Syndrome, a rare neurogenetic disease and one of the few known causes of autism • Proceeds from this offering will be used to fund the company and its advanced clinical trials for MG 01 CI in pediatric ADHD and Fragile X Syndrome Investment Summary 30

Alcobra Ltd. NASDAQ:ADHD http://www.alcobra - pharma.com/

• Objective: To determine the effect of a single, 1400 mg dose of MG 01 CI on cognitive function in adult ADHD patients • Study Design: Open - label, single dose, single site ( Geha MHC) study • Number of Subjects: 40 p Change Parameter (n= 38 ) p< 0.03 + 12.9 (+ 16.6%) Omission Score p< 0.01 + 7.0 (+ 7.1%) Commission Score p< 0.02 + 11.0 (+ 12.4%) Response Time Score p< 0.001 + 17.1 (+ 38.6%) Response Time Variability Score p< 0.001 + 3.9 (+ 65.8%) ADHD Score Criteria for Evaluation: Efficacy: Improvement in cognitive function parameters as measured by TOVA (1) parameters Safety: Study and follow - up AE reporting (1) The T.O.V.A. is an objective, neurophysiological CPT test of attention, not a subjective rating of behavior . It is a 21.6 minute long, very simple "computer game" that measures your responses to either visual or auditory stimuli. These measurements are then compared to the measurements of a group of people without attention disorder s w ho took the T.O.V.A. ADHD Phase lla Study a

• A 10 person adult ADHD study evaluating patients 1.5 hr, 4 hr and 7 hr after taking a single oral 1400 mg dose of MG 01 CI. Normative range (5) (4) (3) (2) (1) 0 1 2 Score Baseline 90 min 4 hr 7 hr Extended Duration Study b

• A 10 person adult ADHD study evaluating patients 1.5 hr after taking a single oral dose of 700 mg, 1400 mg or 2100 mg MG 01 CI (double - blind). (2.8) (0.7) 0.6 (1.7) (3.5) (3.0) (2.5) (2.0) (1.5) (1.0) (0.5) 0.0 0.5 1.0 Baseline 700mg 1400mg 2100mg TOVA ADHD Score Inverted U - shape response common for psycho - active drugs Dose Finding Study c